N E W S R E L E A S E

CONTACT:

James R. Boldt

Chairman & Chief Executive Officer

(716) 887-7244

CTG Revenues Increase 29% in 2005 Third Quarter

Quarterly Operating Income Up 113%

BUFFALO, N.Y. - October 26, 2005 - CTG (NYSE: CTG), an international information technology (IT) staffing, solutions, and application management company, today announced its financial results for the 2005 third quarter which ended on September 30, 2005. Prior period results reflect CTG's divestiture of its business operations in The Netherlands, which had an effective date of January 1, 2004 and are reported as discontinued operations.

CTG reported 2005 third quarter revenues from continuing operations of $74.8 million, a 29.3% increase from 2004 third quarter revenues from continuing operations of $57.9 million. Operating income for the 2005 third quarter increased 112.6% to $1.4 million from $0.7 million in the 2004 third quarter. CTG's net income for the 2005 third quarter was $0.6 million, or $0.04 per diluted share, compared with net income of $0.6 million, or $0.04 per diluted share for the 2004 third quarter. While pre-tax income increased by over 100%, net income and earnings per share in the two periods were approximately the same due to the tax benefits recorded in last year's third quarter.

"We are pleased to again achieve double-digit revenue growth and also with our steady progress improving operating margins, which have increased in each of the 2005 quarters," said CTG Chairman and Chief Executive Officer James R. Boldt. "When compared to the second quarter of 2005, we increased revenues in the third quarter by 2.6% despite one fewer billing day and higher seasonal vacation usage. During the third quarter, we added another 200 to our headcount for a 1,000 person net increase thus far in 2005. This growth resulted in a September 30 headcount of 3,500, a 40 percent year-over-year increase."

"Demand for technology staffing support remains strong while the solutions market is incrementally improving but still below historical levels," said Mr. Boldt. "We are seeing favorable results from our focus on niche solutions and vertical markets where there are greater opportunities. Our expanded focus on the payer market for healthcare is progressing faster than expected with a high level of proposal activity. We are also looking for the large healthcare project we are participating in the United Kingdom to resume early in 2006. Market demand for independent testing continues to remain strong in Europe and is accelerating in the United States where we recently were awarded assessment engagements for larger customers in the pharmaceutical and insurance industries with future potential for more significant implementation work. It was also an excellent quarter for our Information Security practice and we continue to see growing opportunities for VISA Cardholder Identification Security Program services, and support for SAS 70 and Internal IT Audit solutions from our suite of Sarbanes-Oxley offerings."

For the first three quarters of 2005, CTG reported revenues from continuing operations of $216.4 million, a 21.3% increase from revenues from continuing operations of $178.4 million for the same 2004 period. Year-to-date operating income in 2005 was $3.5 million, a 20.4% increase from the same 2004 period. CTG's net income for the first three quarters of 2005 was $1.7 million, or $0.10 per diluted share, compared with a net loss of $2.3 million, or $0.14 per diluted share, for the first three quarters of 2004. The 2004 year-to-date net loss included a $4.4 million loss from discontinued operations.

During the 2005 third quarter, CTG repurchased 97,700 of its shares in open market transactions, and has repurchased a total of 182,100 shares since announcing a 1.0 million share repurchase authorization on May 12, 2005 in addition to an existing 210,000 share authorization. Mr. Boldt commented, "We continue to believe CTG's shares are attractively valued and plan to continue the active repurchase of our shares."

CTG also issued guidance for the fourth quarter of 2005. Based on current business and market conditions, CTG expects that its revenues from continuing operations and net income per diluted share for the fourth quarter of 2005 will range from $77 million to $79 million and $0.03 to $0.05, respectively.

Mr. Boldt concluded, "We are very excited by CTG's growth momentum and the significant opportunities we are seeing in the staffing and healthcare markets. Our healthcare IT practice is benefiting from its expanded focus on the payer market and being ranked as the leading implementer of acute care clinical IT systems in the KLAS Enterprises* "Top 20: 2005 Mid-Year Report Card" issued in June, 2005. Our life sciences practice is also experiencing a higher level of proposal activity based on tightening the focus of our offerings to three core solutions-testing, information security and validation-that are in great demand in the life sciences market. With revenues up 21 percent year-to-date, CTG should increase revenue by over 23 percent in 2005, a top line growth rate significantly above technology spending growth forecasts for this year."

*©2005 KLAS Enterprises, LLC. All rights reserved. www.healthcomputing.com

Backed by 39 years' experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 3,500 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2004 Form 10-K and Management's Discussion and Analysis section of the Company's 2004 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on Thursday October 27, 2005 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-423-3275 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time October 27, 2005 and 1:00 PM Eastern Time October 30, 2005 by dialing 1-800-475-6701 and entering the conference ID number 769274.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statement of Operations

(Unaudited)

(amounts in thousands except per share data)
	For the Quarter Ended		For the Three Quarters Ended
	Sept. 30, 2005	Oct. 1, 2004	Sept. 30, 2005	Oct. 1, 2004
Revenue	$74,805	$57,857	$216,398	$178,351
Direct costs	57,920	42,581	166,595	130,630
Selling, general and administrative expenses	15,452	14,602	46,284	44,798
Operating income	1,433	674	3,519	2,923
Net other expense	(362)	(147)	(956)	(459)
Income from continuing operations before income taxes	1,071	527	2,563	2,464
Provision (benefit) for income taxes	431	(91)	816	397
Income from continuing operations	640	618	1,747	2,067
Loss from discontinued operations (including loss on disposal of $3.7 million in 2004)	-	(14)	-	(4,392)
Net income (loss)	$640	$604	$1,747	$(2,325)

Basic net income (loss) per share:
Continuing operations	$0.04	$0.04	$0.10	$0.12
Discontinued operations	-	(0.00)	-	(0.26)
Basic net income (loss) per share	$0.04	$0.04	$0.10	$(0.14)

Diluted net income (loss) per share:
Continuing operations	$0.04	$0.04	$0.10	$0.12
Discontinued operations	-	(0.00)	-	(0.26)
Diluted net income (loss) per share	$0.04	$0.04	$0.10	$(0.14)

Weighted average shares outstanding:

Basic	16,721	16,781	16,778	16,748
Diluted	17,050	16,991	17,107	17,156

COMPUTER TASK GROUP, INCORPORATED (CTG) Condensed Consolidated Balance Sheets (Unaudited) (amounts in thousands)
	Sept. 30, 2005	Oct. 1, 2004		Sept. 30, 2005	Oct. 1, 2004
Current Assets:			Current Liabilities:
Cash and cash equivalents	$4,133	$3,654	Accounts payable	$7,792	$7,685
Accounts receivable, net	67,224	47,004	Accrued compensation	25,753	19,867
Other current assets	4,049	3,271	Other current liabilities	6,832	6,915
			Current portion of long-term debt	-	4,454
Total Current Assets	75,406	53,929	Total current liabilities	40,377	38,921
Property and equipment, net	6,557	6,190	Long-term debt	17,920	-
Goodwill	35,678	35,678	Other liabilities	9,335	8,424
Other assets	6,760	6,134	Shareholders' equity	56,769	54,586
Total assets	124,401	101,931	Total Liabilities and Shareholders' Equity	124,401	101,931

- END -

Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.